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                                                                Exhibit 10.18

                         SpeedFam Co., Ltd. Letterhead


                                  June 1, 1998

SpeedFam International, Inc.
305 North 54th Street
Chandler, Arizona 85226

Attention: Board of Directors

     Re:                         Makoto Kouzuma

Gentlemen:

     SpeedFam Co., Ltd. (together with its subsidiaries and joint ventures "SpeedFam Japan") hereby requests that Mr. Makoto Kouzuma ("Kouzuma") continue to perform certain services for SpeedFam Japan. Such services consist of Kouzuma acting as Executive Vice President and General Manager of SpeedFam Japan. SpeedFam Japan acknowledges that Kouzuma will continue concurrently to act as an officer and director of SFI. In exchange for SFI making Kouzuma available, on a non-exclusive basis, to SpeedFam Japan, SpeedFam Japan agrees to pay SFI (Yen)34,976,000 annually. Such amount shall be payable in equal monthly installments in advance. Such amounts shall be payable on the first business day of each month in Japanese Yen without regard for the Yen/U.S. Dollar exchange ratio in effect from time to time.

     In addition to the payments provided for above, SpeedFam Japan agrees to reimburse Kouzuma for all reasonable expenses incurred by Kouzuma in performing the services requested by SpeedFam Japan pursuant to this letter. Such reimbursements shall be made promptly following receipt by SpeedFam Japan of supporting documentation. In addition, SpeedFam Japan shall provide lodging in Tokyo and an automobile for Kouzuma's use.

     Except for reimbursement of expenses as provided above, SpeedFam Japan agrees that it will not pay any form of compensation to Kouzuma for any services performed pursuant to this letter. Notwithstanding the foregoing, SpeedFam Japan may pay Kouzuma any (i) dividends or other distributions in respect of any capital stock owned by Kouzuma in any subsidiary or joint venture of SpeedFam Japan, and (ii) payments to or for the benefit of Kouzuma required under any employment benefit plan maintained by SpeedFam Japan; provided, however, that any such amounts payable in respect of clause (i) above shall be the same as are payable to any other such director or holder of capital stock, respectively, and no preference shall be given to Kouzuma by SpeedFam Japan over any other such director or holder of capital stock, respectively.
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     This Agreement may be terminated at any time for any reason by either
SpeedFam Japan or SFI following 30 days prior written notice delivered to the other party. This Agreement shall be effected as of the date of acceptance by SFI.

                                        Very truly yours,

                                        SPEEDFAM CO., LTD.


                                        By
                                          -------------------------------------


Accepted and agreed to
this      day of            , 1998.

SPEEDFAM INTERNATIONAL, INC.


By
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